Exhibit 99.1

MEDIA CONTACT:
Susan Hook
RedEnvelope, Inc.
415-512-6193

INVESTOR CONTACT:
Jordan Goldstein
Financial Dynamics
415-439-4500

FOR IMMEDIATE RELEASE

REDENVELOPE REPORTS THIRD QUARTER RESULTS;

RECORD NET REVENUES OF $47.5 MILLION

NET INCOME INCREASES 135%

SAN FRANCISCO, CA (January 25, 2005) — RedEnvelope, Inc. (NASDAQ: REDE) today reported financial results for the third quarter of fiscal year 2005, ended December 26, 2004.

RedEnvelope reported total net revenues of $47.5 million for the quarter compared to $35.9 million in the third quarter of the prior fiscal year. Net income was $2.8 million, or $0.30 per diluted share, compared to net income of $1.2 million, or $0.13 per diluted share in the third quarter of fiscal year 2004.

For the first nine months of fiscal year 2005, RedEnvelope reported total net revenues of $79.2 million compared to $62.0 million in the first nine months of the prior fiscal year. Net loss was $(2.1) million, or $(0.24) per share, compared to a net loss of $(2.9) million, or $(0.41) per share in the first nine months of fiscal year 2004.

“We are very pleased to report on our successful holiday quarter,” said Alison May, RedEnvelope’s President and Chief Executive Officer. “Our record revenues of $47.5 million represent growth of 32% year-over-year. Third quarter revenue was $87 on a per-order basis, compared with $79 per order a year ago. Additionally, our merchandising strategy of designing and sourcing higher end approachable luxury products contributed to an increase in gross margins to 54.3% this quarter. Our gross profit per order was $47, compared to $39 in the third quarter of fiscal 2004. Of our top 50 sellers, 84% were exclusive to RedEnvelope, and 58% were designed in-house.”

Ms. May added, “We experienced our first $2 million sales day this quarter, and during the quarter we shipped a record 549,000 orders, compared with 453,000 orders shipped in the third

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quarter of 2004. We saw approximately 32% growth in new customer traffic from the same period last year, and repeat customer traffic increased more than 38% versus a year ago.”

During the week leading up to Christmas, extreme weather in the Midwest and consequent hazardous road conditions delayed order processing at the Company’s fulfillment center. On Wednesday, December 22nd and Thursday, December 23rd, the majority of the Company’s fulfillment center employees could not reach the Company’s facility, dramatically reducing the fulfillment center’s processing capacity. The Company believes that, as a result, shipment and delivery of orders representing approximately $0.8 million in net revenues were delayed until after the end of the quarter, which ended the day after Christmas. The net revenues and related cost of sales will be recognized in the fourth fiscal quarter.

Because this extreme weather also impaired the operations of package delivery services, orders representing an additional approximately $0.7 million in net revenues that were shipped from the Company’s fulfillment center were not delivered to recipients prior to the end of the third fiscal quarter. The Company believes that absent these severe weather conditions these orders would have been delivered prior to the end of the third fiscal quarter. Because RedEnvelope recognizes revenue when goods are delivered to recipients, these net revenues and related cost of sales were deferred at the end of the third fiscal quarter and will be recognized in the fourth fiscal quarter.

At the end of the third quarter, RedEnvelope’s balance sheet reflected $27.5 million in cash and short-term investments. In addition, RedEnvelope had zero borrowings on its line of credit at the end of the third fiscal quarter.

Recent Highlights

•	At the end of the third fiscal quarter, RedEnvelope’s customer file totaled approximately 2.2 million names.

•	For the third quarter, net revenues from existing customers represented approximately 45% of total net revenues.

•	For the third quarter product revenues from customers who receive catalogs increased approximately 36%, and product revenues attributable to online marketing channels grew approximately 38%, in each case compared to the same period last year.

•	High growth product categories included women’s and men’s accessories, jewelry and children’s gifts.

•	RedEnvelope appointed Ed Schmults to the position of Chief Operating Officer in January 2005, elevating him from his previous position as Senior Vice President of Operations.

•	Gary Korotzer joined RedEnvelope in January 2005 as Vice President of Marketing.

“Our goal for the advertising campaigns was to introduce our brand to new customers as well as to reinforce the brand awareness of RedEnvelope among our existing customer base. During the Holiday season, we believe that our advertising strategy successfully complemented all of our marketing channels, including catalog, portals, search and affiliates.

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“We were very pleased with the response to our new brand imaging and our updated product collections. The combination of a fabulous assortment of gifts and aggressive marketing campaigns really drove sales for the quarter. These results are encouraging as we move to establish RedEnvelope as the gift-giving authority, and we continue to explore additional opportunities to further enhance the gift-giving experience,” Ms. May said.

Business Outlook

The following business outlook contains forward-looking statements describing management’s current expectations for future periods, including but not limited to, the impact of delays caused by extreme weather conditions noted above on revenues and earnings. The matters discussed in these forward-looking statements are subject to numerous assumptions, risks and uncertainties, some of which are listed or referred to in the cautionary note below. Similarly, the forward-looking guidance provided in this press release is based on limited information available to RedEnvelope at this time, which is subject to change. As a result of these uncertainties and information limits, actual results in the future may differ materially from management’s current expectations. Although management’s expectations may change after the date of this release, RedEnvelope undertakes no obligation to revise or update the guidance below. The lack of any revision or update is not meant to imply continued affirmation of the guidance below.

Currently, RedEnvelope anticipates its net revenues for the fourth quarter of fiscal year 2005 will be approximately $21 million to $23 million. Based on these net revenue projections, RedEnvelope currently anticipates net income for the fourth quarter to be approximately $0.0 million to $0.5 million.

For the full fiscal year 2005, which ends April 3, 2005, RedEnvelope currently expects net revenues to be between $100 million and $102 million. Based on these net revenue expectations, RedEnvelope currently anticipates a net loss for the fiscal year of between $(2.0) million and $(1.5) million.

Webcast of Management Presentation

RedEnvelope, Inc. will make a presentation regarding these results and the Company’s business outlook over the Internet at 2:00 p.m. (PT) / 5:00 p.m. (ET) today. To listen, please log on to www.RedEnvelope.com, go to “About RedEnvelope,” and follow the link entitled “January 25, 2005 Management Presentation: Third-Quarter Results” that will be posted on that page. After the webcast, interested parties may access a replay through the same link. The replay of the webcast will remain available on our website through midnight (ET) on January 25, 2006.

To access an electronic copy of this press release, please visit Investor Relations under the “About Us” tab at www.RedEnvelope.com.

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RedEnvelope, Inc. is a multi-channel retailer of upscale gifts for every occasion, every day. RedEnvelope offers a unique assortment of imaginative gifts through its catalog and website, www.RedEnvelope.com

This press release contains forward-looking statements that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations and estimates of our financial results for future periods. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to: ongoing system upgrades and enhancements could fail to achieve desired results or cost savings or could take longer than anticipated to implement; marketing and advertising programs and related expenditures may not cause increases in sales; delays or greater than anticipated costs in introducing new products; economic conditions and changes in consumer spending levels; any significant disruption of our operations due to network or systems failures or disruptions, power outages, regulatory actions, natural disasters or attacks; our limited operating history; difficulties encountered in predicting consumer preferences, managing inventory levels or gaining access to popular products; increased or more effective competition from other retailers; difficulties encountered in managing our growth; difficulties encountered in, or increased costs of, fulfillment; increased costs for, or delays or difficulties in the receipt of, merchandise ordered by us; seasonality of the retail business; increases in shipping, advertising or marketing costs; increases in sales or other taxes; lower than expected utilization of electronic commerce by consumers; product returns that exceed expectations; litigation that may have an adverse effect on our financial results, product offerings or reputation; changes in foreign currency exchange rates; changes in key management personnel; difficulties encountered in properly staffing our operations or providing satisfactory customer service; changes in government or regulatory requirements affecting e-commerce that may restrict, or increase the cost of, our operations, and other risk factors described in detail in our Report on Form 10-K for the period ended March 28, 2004 and our Report on Form 10-Q for the period ended September 26, 2004, including, without limitation, those discussed under the captions, “Risk Factors,” “Business” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Factors That May Affect Future Operating Results,” both of which documents are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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REDENVELOPE, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 26,	December 28,	December 26,	December 28,
	2004	2003	2004	2003
	(In thousands, except for per share data)
Net revenues	$47,514	$35,922	$79,219	$61,972
Cost of sales	21,707	18,149	37,049	31,496

Gross profit	25,807	17,773	42,170	30,476

Operating expenses:
Fulfillment	6,296	5,195	11,843	9,446
Marketing	12,291	7,434	19,434	12,860
General and administrative	4,445	3,929	12,970	10,743

Total operating expenses	23,032	16,558	44,247	33,049

Income (loss) from operations	2,775	1,215	(2,077)	(2,573)
Interest income	61	60	219	75
Interest expense	(68)	(99)	(213)	(369)

Net income (loss)	$2,768	$1,176	$(2,071)	$(2,867)

Net income (loss) per share — basic	$0.32	$0.14	$(0.24)	$(0.41)

Net income (loss) per share — diluted	$0.30	$0.13	$(0.24)	$(0.41)

Weighted average shares outstanding — basic	8,770	8,522	8,694	7,071
Weighted average shares outstanding — diluted	9,330	9,379	8,694	7,071

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REDENVELOPE, INC.
CONDENSED BALANCE SHEETS
(Unaudited)

	December 26,	March 28,	December 28,
	2004	2004	2003
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$21,466	$18,409	$34,756
Short-term investments	6,022	6,971	2,888
Accounts receivable, net	4,397	1,055	5,803
Inventory	13,401	9,609	7,873
Prepaid catalog costs and other current assets	2,411	2,037	1,462

Total current assets	47,697	38,081	52,782
Property and equipment, net	7,987	4,746	4,591
Long-term investments	—	1,844	—
Other assets and restricted cash	607	505	1,165

Total assets	$56,291	$45,176	$58,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$21,813	$9,847	$20,793
Capital lease obligations, current	584	596	732

Total current liabilities	22,397	10,443	21,525
Capital lease obligations, long-term	436	816	997
Other long-term liabilities	829	—	—

Total liabilities	23,662	11,259	22,522

Commitments and contingencies
Stockholders’ equity:
Common stock	89	86	86
Additional paid-in capital	113,354	112,728	113,006
Deferred compensation	(50)	(197)	(641)
Notes receivable from stockholders	(44)	(44)	(44)
Accumulated deficit	(80,723)	(78,652)	(76,391)
Accumulated other comprehensive income (loss)	3	(4)	—

Total stockholders’ equity	32,629	33,917	36,016

Total liabilities and stockholders’ equity	$56,291	$45,176	$58,538